As filed with the Securities and Exchange Commission on December 3, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

(Amendment No. 4)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNITED PEOPLE POWER, INC.

(Exact name of registrant as specified in its charter)

Nevada	5961	45-1600199
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(IRS employer identification number)

656 Ave. A, Suite 22

Boulder City, NV 89005

(702) 592-6134

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 656 Ave. A, Suite 22

Boulder City, NV 89005

 (702) 592-6134

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Harold P. Gewerter, Esq.

Harold P. Gewerter, Esq. Ltd.

5440 W. Sahara #105

Las Vegas, NV 89146

(702) 382-1714

Fax:  (702) 382-1759

Email:  harold@gewerterlaw.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    X  .

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.        ..

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.       .

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.       .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Offering Price (2)	Amount of Registration Fee (3)
Common stock, par value $0.001 per share, for sale by Our Company	1,200,000	$0.25	$300,000.00	$34.38
Selling Shareholders – Common Stock	10,310,000	$0.25	$2,577,500.00	$295.38

(1) Registration fee has been paid via Fedwire.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(3) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The issuer and the selling shareholders will sell the common stock being registered in this offering at a fixed price of $0.25 per share.. It is possible that the Company’s shares may never be quoted on the OTC Bulletin Board or listed on an exchange.

EXPLANATORY NOTE

This Amendment No. 4 is being filed solely to include exhibits inadvertently omitted from the 3rd amendment.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered (also included in the Use of Proceeds table).

SEC Registration	$330
Legal Fees and Expenses	10,000
Accounting Fees*	15,000
Miscellaneous*	200
Total	$25,530

* Estimated

The Issuer will pay all fees and expenses associated with this offering with the Selling Shareholders paying none of the expenses.

Item 14. Indemnification of Directors and Officers

Article XI, Section 43 of our bylaws contains provisions which require that the company indemnify its officers, directors, employees and agents, in substantially the same language as Section 78.7502 of the Nevada Revised Statutes. Article 12 of the Company’s Articles of Incorporation provides for the Company’s ability to indemnify it’s officers, directors, employees and agents, subject to the limitations provided in Nevada Revised Statutes 78.7502, for expenses actually and reasonably incurred. No indemnification shall be made if the proposed party has been adjudged to be liable to the company or where the matter was settled without court approval. Indemnification must be made upon a determination by a majority of the uninterested Board, and if not available, by the shareholders or by a court of competent jurisdiction.

Item 15. Recent Sales of Unregistered Securities

Prior to May 30, 2012, we sold a total of 10,310,000 common shares to fourteen investors. The issuances of the shares to the investors were exempt from registration under Sections 4(2) and 4(6) of the Securities Act and Regulation D. The shares bear a restrictive transfer legend. This transaction (a) involved no general solicitation, (b) involved less than thirty-five non-accredited purchasers, and (c) relied on a detailed disclosure document to communicate to the investors all material facts about the issuer including an audited balance sheet and reviewed statements of income, changes in stockholders' equity and cash flows. Each purchaser was given the opportunity to ask questions of us. Thus, we believe that the offering was exempt from registration under Regulation D, Rule 505 of the Securities Act of 1933, as amended.

NAME & ADDRESS	CERT #	ISSUE DATE	# OF SHARES
Shaun Hadley	102	July 22, 2011	Original Issue 500,000
The Holding Company Spendthrift Trust Las Vegas, NV 89117	100	July 22, 2011	Original Issue 8,000,000
Richard Kaulfors	111	July 25, 2011	Original Issue 200,000
E. Koplovich Vancouver, BC	106	July 22, 2011	Original Issue 50,000
Dennis Myers	110	July 25, 2011	Original Issue 200,000
Reginald William Ogden 9575 #2 Road Richmond, BC	105	July 22, 2011	Original Issue 100,000
Corey A. Robinson 1005 Carpenter Dr. Las Vegas, NV 89107	107	July 22, 2011	Original Issue 10,000
Evan Rowell	109	July 25, 2011	Original Issue 200,000
Cynthia A. Taylor 3792 Yorba Linda Dr Las Vegas, NV 89122	101	July 22, 2011	Original Issue 500,000
Barry F. Underhill #109 1363 Clyde Av W.Vancouver BC	103	July 22, 2011	Original Issue 100,000
Dalia Underhill	108	July 22, 2011	Original Issue 100,000
Underhill Securities Corp.	104	July 22, 2011	Original Issue 100,000
Yuan Kun Deng	112	August 3, 2011	Original Issue 200,000
Douglas W. Thompson	113	August 3, 2011	Original Issue 50,000
			Total 11/1/2011 10,310,000

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Item 16. Exhibits

Exhibit Number	Exhibit Description

3.1	Articles of Incorporation of United People Power, Inc. dated March 3, 2011
3.2	Bylaws dated March 3, 2011
5.1	Opinion of Harold P. Gewerter, Esq.
10.7	Subscription Agreement.
14.1	Code of Ethics
23.1	Consent of Lynda R. Keeton CPA, LLC

Item 17. Undertakings

The undersigned hereby undertakes:

(1)

to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)

include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

include any additional or changed material information on the plan of distribution.

(2)

that for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

that for determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)

Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser

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(5)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however,  that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, NV on December 3,  2012.

United People Power, Inc.

By: /s/ Dianna M. Hendricks

Dianna M. Hendricks, President, CEO

Chairman of the Board, Principal Executive Officer

By: /s/ Cynthia A. Taylor

Cynthia A. Taylor, Secretary, Dir.

By: /s/ Shaun Hadley

Shaun Hadley, Treasurer, Dir. CFO,

Principal Financial and Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated, on December 3, 2012.

United People Power, Inc.

By: /s/ Dianna M. Hendricks

Dianna M. Hendricks, President, CEO

Chairman of the Board, Principal Executive Officer

By: /s/ Cynthia A. Taylor

Cynthia A. Taylor, Secretary, Dir.

By: /s/ Shaun Hadley

Shaun Hadley, Treasurer,  Dir. CFO,

Principal Financial and  Accounting Officer

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